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                                                                     EXHIBIT 2.3


                            ASSET PURCHASE AGREEMENT

         This ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into this 15th day of December 1999, among KnowledgeReview LLC, a New Jersey Limited Liability Company ("Seller"), Louis Bucelli and Maksim Repik ("Members"), and HealthStream, Inc., a Tennessee corporation ("Buyer"). Seller and Members are sometimes hereinafter collectively referred to as the "Selling Parties."

                                    RECITAL:

         WHEREAS, Seller desires to sell to Buyer at the Closing (as hereinafter defined), and Buyer desires to purchase from Seller substantially all of its assets (the "Business"), as more fully described herein, upon and subject to the terms and conditions contained in this Agreement.

         NOW, THEREFORE, IN CONSIDERATION of the premises and of the mutual representations, warranties and covenants that are made and to be performed by the respective parties, it is agreed as follows:

ARTICLE 1. PURCHASE AND SALE OF ASSETS

1.1 PURCHASE AND SALE OF ASSETS. Subject to the terms and conditions of this Agreement, on the Closing Date (as hereinafter defined), Seller shall sell, transfer, convey, assign and deliver to Buyer and Buyer shall purchase, acquire and accept from Seller, effective as of midnight on the Closing Date, all of Seller's right, title and interest in and to the following described assets to the extent used exclusively in the Business, wherever located (collectively, the "Assets"):

    (a) all fixed assets, machinery and equipment, software, tools, dies, fixtures, furniture, furnishings, plant and office equipment identified on
Schedule 1.1(a);

    (b) all engineering and production designs, drawings, formulae, technology, source code, trade secrets, know-how and other similar data of Seller including, but not limited to, any and all technology and source code behind any of its Web commerce Web sites;

    (c) all URLs of Seller listed in Schedule 1.1(d);

    (d) all trademarks listed in Schedule 1.1(e), trade names, service marks, registered user entries, copyrights and all of Seller's right, title and interest in any application for any of the foregoing, and all claims and causes of action relating to any of the foregoing, including claims and causes of action for past infringement; and all rights under permits, licenses, franchises and similar authorizations used by Seller in its business to the extent transferable; and

    (i) the goodwill of the business conducted by Seller.

1.2 EXCLUDED ASSETS. Notwithstanding anything else contained herein, the following assets are excluded from the Assets being acquired by or transferred to Buyer on the Closing Date (collectively, the "Excluded Assets"):

    (a) all cash of Seller;


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    (b) all minute books and corporate records, tax returns and litigation files of Seller; and

    (c) any right, title or interest of Seller in any Federal, state, local or foreign tax refunds (and any income with respect thereto) and tax benefits.

1.3 ASSUMPTION OF LIABILITIES. Buyer will not assume any debts, liabilities, obligations, expenses, taxes, contracts or commitments of Seller of any kind, character or description, whether accrued, absolute, contingent or otherwise, no matter whether arising before or after the Closing, and whether or not reflected or reserved against in Seller's financial statements, books of accounts or records. The Selling Parties will indemnify pursuant to Article 10 herein Buyer against and hold it harmless from any such obligations and liabilities not assumed by Buyer.

1.4 ASSIGNMENT OF CONTRACTS. Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign, and the Assets shall not include, any claim, contract, instrument, agreement, license, lease, commitment, sales order, purchase order or any claim or right, or any benefit arising thereunder or resulting therefrom, if an attempted assignment thereof, without the consent of a third party thereto, would constitute a breach thereof or in any way affect the rights of Buyer or Seller thereunder. Seller will use good faith efforts to obtain the consent of any and all third parties to the assignment of any such contract or agreement. Seller shall be responsible for the payment of any transfer or assignment fees required by any third party to effect the assignment of any such contracts or agreements. If such consent is not obtained, or if an attempted assignment thereof would be ineffective or would affect such rights, Seller will cooperate with Buyer (but shall not be obligated to incur any expenses in such efforts) in any arrangement designed to provide for Buyer the benefits under any such claims, contracts, instruments, agreements, licenses, leases, commitments, sales orders or purchase orders, including, without limitation, enforcement for the benefit of Buyer of any and all rights of Buyer or Seller against a third party thereto arising out of a breach or cancellation by such third party or otherwise; and any transfer or assignment to Buyer of any property or property rights or any contract or agreement which shall require the consent or approval of any third party shall be made subject to such consent or approval being obtained.

ARTICLE 2. CONSIDERATION

2.1 PURCHASE PRICE. The purchase price for the Assets shall be $310,000 in the form of cash paid to Seller at Closing and 9,375 shares of Buyer's Common Stock paid into the Escrow Fund described in Section 2.2 herein at Closing ("Escrow Shares"). The cash and Common Stock shall be collectively referred to as the "Purchase Price."

2.2 ESCROW. (a) At the Closing, pursuant to an Indemnity and Escrow Agreement, substantially in the form attached hereto as Exhibit A (the "Escrow Agreement"), the parties shall establish an escrow (the "Escrow Fund") comprised of the Escrow Shares. The Escrow Shares shall be maintained in escrow for the purposes of satisfying any claims by Buyer for indemnification under Article 10 herein, the Escrow Agreement and the Consulting Agreement until January 3, 2001 (the "Escrow Period").

            (b) Upon expiration of the Escrow Period, and subject to the terms of Section 2.2(c) herein, Article 10 herein and the Escrow Agreement, the escrow agent under the Escrow Agreement (the "Escrow Agent") shall deliver or cause to be delivered to each Member a certificate representing the number of shares of Buyer's Common Stock comprising such Member's portion of the Escrow Shares determined pro rata in proportion to the Purchase Price received by such Member under this Agreement (the "Pro Rata Portion").



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            (c) If, upon expiration of the Escrow Period, Buyer shall have asserted a claim for indemnity in accordance with the Escrow Agreement and such claim is pending or unresolved at the time of such expiration, the Escrow Agent shall retain in escrow, and withhold from delivery to each Member, each Member's Pro Rata Portion of the value of the asserted amount of the claim until such matter is finally resolved. If it is finally determined that Buyer is entitled to recover on account of such claim, the Escrow Agent shall deliver or cause to be delivered to Buyer the amount due and payable with respect to such claim (applied against each Shareholder's Pro Rata Portion). The remainder of each Shareholder's Pro Rata Portion, if any, following such delivery to Buyer in accordance with this Section 2.2(c) and the Escrow Agreement, shall be delivered to each Member pursuant to this Agreement, without interest. For purposes of this Section 2.2(c), a claim will be deemed to have been finally resolved only as provided in the Escrow Agreement.

            (d) The right to receive the Escrow Shares upon expiration of the Escrow Period is an integral part of the Purchase Price, and shall not be transferable or assignable by, but shall inure to the benefit of the heirs, representatives, or estate of, any Member.

ARTICLE 3. CLOSING; OBLIGATIONS OF THE PARTIES

3.1 CLOSING DATE. The closing (the "Closing") shall take place on January 3, 2000, at the offices of Buyer, 209 10th Avenue South, Suite 450, Nashville, Tennessee 37203, or at such other time and place as the parties hereto mutually agree (the "Closing Date").

3.2 OBLIGATIONS OF THE PARTIES AT THE CLOSING.

    (a) At the Closing, Buyer shall deliver to Seller (or Seller's agent):

        (i) the consideration as specified in Section 2.1 herein;

        (ii) a copy of resolutions of the Board of Directors of Buyer, certified by Buyer's Secretary, authorizing the execution, delivery and performance of this Agreement and the other documents referred to herein to be executed by Buyer, and the consummation of the transactions contemplated hereby;

        (iii) a certificate in the form of Exhibit B hereto of Buyer certifying as to the accuracy of Buyer's representations and warranties at and as of the Closing and that Buyer has performed or complied with all of the covenants, agreements, terms, provisions and conditions to be performed or complied with by Buyer at or before the Closing;

        (iv) a copy of the Buyer's Charter, certified by the Tennessee Secretary of State;

        (v) certificates of existence and good standing for the Buyer, certified by the Secretary of State of Tennessee; and

        (vi) such other certificates and documents as Selling Parties or their counsel may reasonably request.

    (b) At the Closing, Selling Parties will deliver to Buyer:



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        (i) such bills of sale, assignments, and other good and sufficient instruments of conveyance and transfer, in form and substance reasonably satisfactory to Buyer, as shall be effective to vest in Buyer all of Seller's and the Members' title to and interest in the Assets, and, simultaneously with such delivery, will take such steps as may be necessary to put Buyer in actual possession and operating control of the Assets;

        (ii) a certificate of each of the Selling Parties in the form of Exhibit C hereto certifying as to the accuracy of the Selling Parties representations and warranties at and as of the Closing and that they have performed or complied with all of the covenants, agreements, terms, provisions and conditions to be performed or complied with by each of them at or before the Closing;

        (iii) copy of resolutions of the Members of Seller, certified by Seller's Secretary, authorizing the execution, delivery and performance of this Agreement and the other documents referred to herein to be executed by Seller, and the consummation of the transactions contemplated hereby;

        (iv) certificates of existence and good standing for the Seller, certified by the Secretary of State of New Jersey, dated December __, 1999;

        (v) Selling Parties shall have executed the Non-Competition Agreements in the form of Exhibit D hereto;

        (vi) Selling Parties shall have executed the Shareholders' Agreement in the form of Exhibit E hereto;

        (vii) Selling Parties shall have executed the Voting Agreement in the form of Exhibit F hereto;

        (viii) Selling Parties shall have executed the Co-Sale Agreement in the form of Exhibit G hereto;

        (ix) certificates evidencing the transfers of the URLs listed in
    Schedule 1.1(g) to Seller;

        (x) Maksim Repik shall have executed the Consulting Agreement in the form of Exhibit K hereto;

        (xi) a lease for 1916 Old Cuthbert Road, Suite B-13, Cherry Hill, NJ 08034, in the form attached as Exhibit J hereto; and

        (xii) such other certificates and documents as Buyer or its counsel may reasonably request.

ARTICLE 4. REPRESENTATIONS AND WARRANTIES BY SELLING PARTIES

Selling Parties hereby represent and warrant as follows:

4.1 AUTHORIZATION. Seller has full corporate power and authority (including all necessary approvals



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of Seller's Members) to enter into this Agreement and perform its obligations hereunder and carry out the transactions contemplated hereby. The Board of Directors of Seller has taken all action required by law, its Certificate of Formation and its Operating Agreement to authorize the execution and delivery by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby. This Agreement constitutes the valid and binding agreement of Seller, enforceable against Seller in accordance with its terms.

4.2 ORGANIZATION, GOOD STANDING AND QUALIFICATION. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey. Seller has full corporate power and authority to transfer the Assets to Buyer, to carry on its business as now conducted and possesses all governmental and other permits, licenses and other authorizations to own, lease or operate its assets and properties as now owned, leased and operated and to carry on its business as presently conducted. Seller is not licensed or qualified to do business as a foreign corporation in any jurisdiction and neither the properties owned or leased nor the business transacted by Seller makes such licensing or qualification to do business as a foreign corporation necessary, and no other jurisdiction has demanded, requested or otherwise indicated that (or inquired whether) Seller is required so to qualify.

4.3 SUBSIDIARIES. Seller neither owns nor has an interest in, directly or indirectly, any other corporation, partnership, joint venture or other business organization.

4.4 NO VIOLATION. The execution and delivery of this Agreement by Seller does not, and the consummation of the transactions contemplated hereby will not, (a) violate any provision of, or result in the creation of any lien or security interest under, any agreement, indenture, instrument, lease, security agreement, mortgage or lien to which Seller is a party or by which any of Seller's assets or properties are bound; (b) violate any provision of the Certificate of Formation or Operating Agreement of Seller; (c) violate any order, arbitration award, judgment, writ, injunction, decree, statute, rule or regulation applicable to Seller; or (d) violate any other contractual or legal obligation or restriction to which Seller is subject.

4.5 ASSETS. The Assets constitute substantially all the assets owned by Seller.

4.6 TANGIBLE ASSETS. Schedule 1.1(a) contains an accurate list as of December 1, 1999, of all material fixed and other tangible assets and personal property owned by Seller. Seller does not own or lease any real property.

4.7 TITLE TO PROPERTIES; ENCUMBRANCES. None of the Assets is subject to any mortgage, pledge, lien, security interest, conditional sale agreement, encumbrance or charge of any kind.

4.8 TRADEMARKS, PATENTS, ETC. Schedule 4.8 is an accurate and complete list of all registered patents, trademarks, tradenames, trademark registrations, service names, service marks, copyrights, formulas and applications therefor owned by Seller. Schedule 1.1(e) is the complete list of trademarks, tradenames, service names and service marks owned by Selling Parties or their affiliates used by Seller in the operation of Seller's business, title to each of which is, except as set forth on Schedule 4.9 hereto, to Seller's knowledge, held by Seller free and clear of all adverse claims, liens, security agreements, restrictions or other encumbrances. There is no infringement action, lawsuit, claim or complaint which asserts that Seller's operations violate or infringe the rights or the trade names, trademarks, trademark registration, service name, service mark or copyright of others with respect to any apparatus or method of Seller or any adversely held trademark, trade name, trademark registration, service name, service mark or copyright, and Seller is not in any way making use of any confidential information or trade secrets of any person except with the consent of such person.



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4.9 NO UNDISCLOSED LIABILITY. Seller does not have any knowledge of any material liabilities or obligations of any nature, whether or not absolute, accrued, asserted, liquidated, matured, contingent or otherwise and whether due or to become due (including, without limitation, liabilities for taxes and interest, penalties and other charges payable with respect thereto) which alone or in the aggregate may affect Seller's ability to transfer the Assets hereby or, from and after Closing, Buyer's right, title and interest in and to the Assets and Buyer's use and enjoyment thereof.

4.10 TAX MATTERS. Seller has duly filed all Tax reports and returns required to be filed by it and has duly paid all Taxes and other charges (whether or not shown on any Tax return) due or claimed to be due from it by federal, foreign, state or local taxing authorities. The reserves for Taxes contained in the Financial Statements and carried on the books of Seller are adequate to cover all Tax liabilities as of the date of this Agreement. Seller has not incurred any Tax liabilities other than in the ordinary course of business; there are no Tax liens (other than liens for current Taxes not yet due) upon any properties or assets of Seller (whether real, personal or mixed, tangible or intangible), and, except as reflected in the Financial Statements, there are no pending or to its knowledge threatened questions or examinations relating to, or claims asserted for, Taxes or assessments against Seller, and to its knowledge there is no basis for any such question or claim. Seller has not granted or been requested to grant any extension of the limitation period applicable to any claim for Taxes or assessments with respect to Taxes. For purposes of this Agreement, "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Internal Revenue Code of 1986, as amended ("Code")), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

4.11 COMPLIANCE WITH APPLICABLE LAW. To Seller's knowledge, Seller has in the past duly materially complied and is presently duly materially complying, in the conduct of its business and the ownership of its assets with all applicable laws, whether statutory or otherwise, rules, regulations, orders, ordinances, judgments and decrees of all governmental authorities (federal, state, local or otherwise) (collectively, "Laws"). None of the Selling Parties has received any notice of, or notice of any investigation of, a possible violation of any applicable Laws, or any other Law or requirement relating to or affecting the operations or properties of Seller.

4.12 LITIGATION. To the best of the Selling Parties' knowledge, there are no claims, actions, suits, proceedings or investigations pending or threatened by or against, or otherwise affecting the Assets or the Business at law or in equity or before or by any federal, state, municipal or other governmental department, commission, board, agency, instrumentality or authority. The Selling Parties do not know or have any reason to know of any basis for any such claim, action, suit, proceeding or investigation.

4.13 INSURANCE. Seller has not been refused any insurance, nor has its coverage been limited, by any insurance carrier to which it has applied for insurance or with which it has carried insurance during the last five years.

4.14 EMPLOYEES AND FRINGE BENEFIT PLANS. Seller has no employees.



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4.15 CONTRACTS AND COMMITMENTS. Seller is not a party to any contracts.

4.16 ACCOUNTS PAYABLE. Seller has no accounts payable or notes payable.

4.17 PROFESSIONAL FEES. Neither Seller nor any of the Selling Parties has done anything to cause or incur any liability or obligation for investment banking, brokerage, finders, agents or other fees, commissions, expenses or charges in connection with the negotiation, preparation, execution or performance of this Agreement or the consummation of the transactions contemplated hereby, and Seller does not know of any claim by anyone for such a fee, commission, expense or charge.

4.18 CONSENTS AND APPROVALS. There are no consents, approvals, authorizations or orders of third parties, including governmental authorities, necessary for the authorization, execution and performance of this Agreement by Seller.

4.19 MEMBERS AUTHORITY. This Agreement constitutes the legal, valid and binding obligation of the Members, enforceable against the Members in accordance with its terms. The Members have the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement and to perform his or its obligations under this Agreement.

4.20 CORPORATE RECORDS. Seller has delivered or provided to Buyer for its review true complete and correct copies of the following items, as amended and presently in effect, for Seller: (a) Certificate of Formation, and (b) Operating Agreement, (all hereinafter referred to as the "Corporate Records").

4.21 FULL DISCLOSURE. Neither the information provided by the Selling Parties in this Agreement, nor any Schedule, exhibit, list, certificate or other instrument and document furnished by any Selling Party to Buyer pursuant to this Agreement, contains any untrue statement of a material fact or omits to state any material fact required to be stated herein or therein or necessary to make the statements and information contained herein or therein not misleading. No Selling Party has withheld from Buyer disclosure of any event, condition or fact which such Selling Party knows, or has reasonable grounds to know, may materially adversely affect Seller's assets, prospects or condition (financial or otherwise).

4.22 PURCHASE ENTIRELY FOR OWN ACCOUNT. This Agreement is made with the Selling Parties in reliance upon such Selling Parties' representation to the Buyer, which by such Selling Parties' execution of this Agreement Selling Parties hereby confirm, that the Common Stock to be purchased by Selling Parties (the "Securities") will be acquired for investment for such Selling Parties' own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that Selling Parties have no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, Selling Parties further represent that Selling Parties do not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Securities.

4.23 RELIANCE UPON SELLING PARTIES' REPRESENTATIONS. Selling Parties understand that the Common Stock is not registered under the Securities Act on the ground that the sale provided for in this Agreement and the issuance of securities hereunder is exempt from registration under the Securities Act pursuant to
Section 4(2) thereof, and that the Buyer's reliance on such exemption is predicated on the Selling Parties' representations set forth herein.


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4.24 RECEIPT OF INFORMATION. Selling Parties believe they have received all the information Selling Parties consider necessary or appropriate for deciding whether to purchase the Common Stock. Selling Parties further represent that they have had an opportunity to ask questions and receive answers from the Buyer regarding the terms and conditions of the offering of the Common Stock and the business, properties, prospects, and financial condition of the Buyer and to obtain additional information (to the extent the Buyer possessed such information or could acquire it without unreasonable effort or expense) necessary to verify the accuracy of any information furnished to Selling Parties or to which Selling Parties had access. The foregoing, however, does not limit or modify the representations and warranties of the Buyer in Section 5 of this Agreement or the right of the Selling Parties to rely thereon.

4.25 INVESTMENT EXPERIENCE. Selling Parties represent that they are experienced in evaluating and investing in private placement transactions of securities of companies in a similar stage of development and acknowledges that Selling Parties are able to fend for himself, herself or itself, can bear the economic risk of Selling Parties' investment, and has such knowledge and experience in financial and business matters that such investor is capable of evaluating the merits and risks of the investment in the Common Stock. If other than an individual, Selling Parties also represent that the 100% members of each Selling Party (each an "Investor Owner") meets the requirements of the preceding sentence.

4.26 ACCREDITED INVESTORS.

     Each Member, severally and not jointly, represents, warrants, and agrees as follows:

     (a) Each of the Members is an "accredited investor" as defined under Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended (the "Securities Act").

     (b) Each of the Members confirms that Buyer has made available to him or her to his or her representatives the opportunity to ask questions of Buyer's officers and directors and to acquire such information about the shares of Buyer's Common Stock and the business and financial condition of Buyer as the Members have requested, which additional information has been received.

     (c) In deciding to acquire shares of Buyer's Common Stock pursuant to this Agreement, the Members have consulted with their legal, financial, and tax advisers with respect to this Agreement and the nature of the investment together with additional information concerning Buyer provided under subsection
(b) above.

     (d) Each Member has adequate means of providing for his or her current needs and personal contingencies and has no need for liquidity in his or her investment in Buyer. Each of the Members, either alone or with his or her representatives, has such knowledge and experience in financial and business matters that he or she is capable of evaluating the merits and risks of an investment in Buyer.

     (e) Each Member has discussed with counsel, to the extent such Member felt necessary, the requirements, limitations, and restrictions on his or her ability to sell, transfer, or otherwise dispose of the Buyer Common Stock to be received under this Agreement, and fully understands the requirements, limitations, and restrictions on his or her ability to transfer, sell, or otherwise dispose of Buyer's Common Stock.

4.27 RESTRICTED SECURITIES. Selling Parties understand that the Common Stock may not be sold, transferred, or otherwise disposed of without registration under the Securities Act or an exemption



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therefrom, and that in the absence of an effective registration statement covering the Common Stock or an available exemption from registration under the Securities Act, the Common Stock must be held indefinitely. In particular, Selling Parties are aware that the Common Stock may not be sold pursuant to Rule 144 promulgated under the Securities Act unless all of the conditions of that Rule are met. Among the conditions for use of Rule 144 may be the availability of current information to the public about the Buyer. Such information is not now available.

4.28 LEGENDS. To the extent applicable, each certificate or other document evidencing any of the Common Stock shall be endorsed with the legends substantially in the form set forth below:

     (a) The following legend under the Securities Act:

         "THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SUCH ACT, OR UNLESS THE BUYER HAS RECEIVED AN OPINION OF COUNSEL OR OTHER EVIDENCE, SATISFACTORY TO THE BUYER AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED."

     (b) Any legend imposed or required by applicable state securities laws.

ARTICLE 5. REPRESENTATIONS AND WARRANTIES BY BUYER

Buyer hereby represents and warrants to Seller as follows:

5.1 ORGANIZATION AND GOOD STANDING. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee and has full corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby.

5.2 AUTHORIZATION. Buyer has full corporate power and authority (including all necessary approvals of Buyer's shareholders) to carry on its business as now conducted and as proposed to be conducted, to enter into this Agreement, issue the Common Stock to Seller, and perform its obligations hereunder and carry out the transactions contemplated hereby. The Board of Directors of Buyer has taken all action required by law, its Charter, its Bylaws and otherwise to authorize the execution and delivery by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby.

5.3 VALID AND BINDING AGREEMENT. This Agreement constitutes a valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms.

5.4 NO VIOLATION. The execution and delivery of this Agreement by Buyer does not, and the consummation of the transactions contemplated hereby will not, (a) violate any provision, or result in the creation of any lien or security interest under, any agreement, indenture, instrument, lease, security agreement, mortgage or lien to which Buyer is a party or by which it is bound; (b) violate any provision of Buyer's Charter or Bylaws; (c) violate any order, arbitration award, judgment, writ, injunction, decree, statute, rule or regulation applicable to Buyer; or (d) violate any other contractual or legal obligation or restriction to which Buyer is subject.



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5.5 PROFESSIONAL FEES. Buyer has not done anything to cause or incur any liability for investment banking, brokerage, finders, agents or other fees, commissions, expenses or charges in connection with the negotiation, preparation, execution and performance this Agreement or the consummation of the transactions contemplated hereby, and Buyer does not know of any claim by anyone for such a commission or fee.

5.6 CONSENTS AND APPROVALS. Buyer has obtained all consents, approvals, authorizations or orders of third parties, including governmental authorities, necessary for the authorization, execution and performance of this Agreement by Buyer.

5.7 FINANCIAL STATEMENTS. Buyer has delivered to Seller the audited consolidated balance sheet of the Buyer and its subsidiaries as of the end of December 31, 1998, and the related consolidated statements of income, stockholders' equity and changes in financial position for the fiscal year then ended, prepared in accordance with generally accepted accounting principles and accompanied by an opinion of a firm of independent public accountants of recognized national standing selected by the Board of Directors of the, the last fiscal year, and the related consolidated statements of income, stockholders' equity and changes in financial position for the fiscal year then ended, prepared in accordance with generally accepted accounting principles. These financial statements fairly present the assets, liabilities, financial condition and results of operations of Buyer as of December 31, 1998 and for the period therein referred to.

5.8 FULL DISCLOSURE. To the best of Buyer's knowledge, neither the information provided by the Buyer in this Agreement, nor any Schedule, exhibit, list, certificate or other instrument and document furnished by Buyer to the Selling Parties pursuant to this Agreement, contains any untrue statement of a material fact or omits to state any material fact required to be stated herein or therein or necessary to make the statements and information contained herein or therein not misleading. Buyer has not withheld from the Selling Parties disclosure of any event, condition or fact which Buyer knows, or has reasonable grounds to know, may materially adversely affect Buyer's assets, prospects or condition (financial or otherwise).

5.9 LITIGATION. To the best of Buyer's knowledge, there are no claims, actions, suits, proceedings or investigations pending or threatened by or against, or otherwise affecting Buyer at law or in equity or before or by any federal, state, municipal or other governmental department, commission, board, agency, instrumentality or authority. The Buyer does not know or have any reason to know of any basis for any such claim, action, suit, proceeding or investigation.

5.10 AUTHORIZED CAPITAL STOCK. The authorized capital stock of the Buyer consists of (i) 76,000 shares of Series A Convertible Preferred Stock, (ii) 1,436,961 shares of Series B Convertible Preferred Stock, (iii) 650,000 shares Series C Convertible Preferred Stock and (iv) of 20,000,000 shares of Common Stock, in each case with no par value. Immediately prior to the Closing, 76,000 shares of the Series A Convertible Preferred Stock, 1,228,801 shares of the Series B Convertible Preferred Stock, 627,406 shares of Series C Convertible Preferred Stock and 2,249,887 shares of the Common Stock will be validly issued and outstanding, fully paid and nonassessable. The designations, powers, preferences, rights, qualifications limitations and restrictions in respect of each class and series of authorized capital stock of the Buyer are as set forth in the Charter, a copy of which, as certified by the Secretary of State of Tennessee, is attached as Exhibit H, and all such designations, powers, preferences, rights qualifications, limitations and restrictions are valid, binding and enforceable and in accordance with all applicable laws. All of the outstanding securities of the Buyer were issued in compliance with all applicable federal and state securities laws. The Common Stock to be delivered as part of the Purchase Price pursuant to

Section 2.1 above have been duly authorized and, when issued, will be fully paid for and non-assessable and shall be free and clear of all liens and encumbrances, and such issuance will not be in violation of any preemptive or similar rights of any person.

5.11 BY-LAWS. The current by-laws of the Buyer are attached as Exhibit I.

ARTICLE 6. COVENANTS AND AGREEMENTS OF SELLER

         Seller agrees that from the date hereof until the Closing, and thereafter if so specified, it will, and the Members will cause Seller to, fulfill the following covenants and agreements unless otherwise consented to by Buyer in writing:

6.1 CONDUCT OF BUSINESS PENDING THE CLOSING.

     (a) Seller will not do or omit to do any act, or permit any act or omission to act, which may cause a material breach of any contract, commitment or obligation of Seller, or any breach of any representation, warranty, covenant or agreement made by Seller herein.

     (b) Seller will duly comply with all material laws applicable to it and its respective business and operations and all laws, compliance with which is required for the valid consummation of the transactions contemplated by this Agreement.

     (c) Seller will not (i) enter into any employment agreement, sales agency or other contract or arrangement with respect to the performance of personal services which is not terminable by it without liability on not more than 30 days notice; (ii) enter into or extend any labor contract with any hourly-paid employees or any union; or (iii) agree to take any such action.

     (d) Seller will not mortgage, pledge or subject to lien or any other encumbrance, any of Seller's assets.

     (e) Seller will not enter into any transaction involving more than $10,000 or a commitment extending more than three months.

     (f) None of the Selling Parties will directly or indirectly (through a representative or otherwise) solicit or furnish information to any prospective acquirers, commence negotiations with any other party or enter into any agreement with any other party concerning the sale of Seller's capital stock or assets or any part thereof, or involving the merger, consolidation or combination of or share exchange with any other entity.

     (g) Seller will not enter into any transaction outside the ordinary course of business. For purposes of this Agreement, the term "ordinary course of business" shall mean the conduct of Seller's business as it has historically been conducted since its inception.

     (h) Selling Parties will not enter into any agreement to do any of the foregoing.

6.2 ACCESS; FURTHER ASSURANCES.

     (a) After the execution of this Agreement and continuing until the Closing, Selling Parties shall cause Seller to permit Buyer and its counsel, accountants, engineers and other representatives full access during normal business hours, upon reasonable notice, to all of the directors, officers, facilities, properties, books, contracts, commitments and records of or relating to Seller (including without limitation, the right to conduct any physical count of inventory of Seller or otherwise be present at or participate in any such occurrence at any time prior to the Closing) and will furnish Buyer and its representatives during such period with all such information concerning Seller's affairs and such copies of such documents relating thereto, as Buyer or its representatives may reasonably request.

     (b) At any time and from time to time after the Closing, at Buyer's request and without further consideration, Selling Parties will execute and deliver such other instruments of sale, transfer, conveyance, assignment, and delivery and confirmation and take such action as the Buyer may reasonably deem necessary or desirable in order more effectively to transfer, convey and assign to Buyer and to place Buyer in possession and control of, and to confirm Buyer's title to, the Assets, and to assist Buyer in exercising all rights and enjoying all benefits with respect thereto.

6.3 SCHEDULES. Selling Parties shall have, until the Closing, the continuing obligation to supplement or amend promptly the Schedules being delivered pursuant to this Agreement with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in these Schedules.

6.4 TAXES. Seller will be responsible for, and hereby agree to assume and pay, all sales and similar taxes that may be due to any jurisdiction or governmental body as a result of the sale and transfer of the Assets.

6.5 CONSENTS AND APPROVALS. Seller shall, in a timely, accurate and complete manner, take all necessary corporate and other action and use all reasonable efforts to obtain all consents, approvals, permits, licenses and amendments of agreements required of Seller to carry out the transactions contemplated in this Agreement and shall provide to Buyer such information as Buyer may reasonably require to make such filings and prepare such applications as may be required for the consummation by Buyer of the transactions contemplated by this Agreement.

6.6 BULK SALES COMPLIANCE. Buyer acknowledges that Seller is not complying with the provisions of the bulk sales or similar laws of any and all states (the "Bulk Sales Laws"), and Seller covenants and agrees to pay and discharge when due all claims, liabilities and related expenses which may be asserted against Buyer by reason of such noncompliance.

ARTICLE 7. COVENANTS AND AGREEMENTS OF BUYER

     Buyer agrees that from the date hereof until the Closing, and thereafter if so specified, it will fulfill the following covenants and agreements unless otherwise consented to by Seller in writing:

7.1 CONFIDENTIALITY. In the event the transactions contemplated by this Agreement are not consummated, for any reason, Buyer promptly will return to Seller all records and information provided to Buyer from Selling Parties. Buyer shall not at any time, before or after Closing, disclose the Purchase Price paid hereby unless required to do so by law.

7.2 CONSENTS AND APPROVALS. Buyer shall, in a timely, accurate and complete manner, take all necessary corporate and other action and use all reasonable efforts to obtain all consents, approvals, permits, licenses and amendments of agreements required of Buyer to carry out the transactions contemplated in this Agreement and shall provide to Seller such information as Seller may reasonably require to make such filings and prepare such applications as may be required for the consummation by Seller of the transactions contemplated by this Agreement.

ARTICLE 8. CONDITIONS TO BUYER'S OBLIGATIONS

         All obligations of Buyer hereunder are subject to the fulfillment, prior to or at the Closing, of each of the following conditions:

8.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties made by the Selling Parties in this Agreement and the statements contained on the Schedules attached hereto or in any instrument, list, certificate or writing delivered by the Selling Parties pursuant to this Agreement shall be true when made and at and as of the time of the Closing as though such representations and warranties were made at and as of the Closing.

8.2 PERFORMANCE BY SELLING PARTIES. Selling Parties shall have performed and complied in all material respects with all covenants, agreements, obligations and conditions required by this Agreement and the exhibits hereto to be so complied with or performed.

8.3 CERTIFICATES OF SELLING PARTIES. Each of the Selling Parties shall have delivered to Buyer a certificate in the form of Exhibit C hereto, dated the Closing Date, certifying as to the fulfillment of the conditions specified in Sections 8.1 and 8.2.

8.4 LITIGATION. On the date of the Closing, there shall be no lawsuits pending against any of the Selling Parties seeking to enjoin, prohibit, restrain or otherwise prevent the transactions contemplated hereby or which might adversely affect Seller's ability to transfer Assets hereby or, from and after Closing, Buyer's right, title or interest in the Assets or Buyer's use and enjoyment thereof.

ARTICLE 9. CONDITIONS TO SELLING PARTIES' OBLIGATIONS

         All obligations of the Selling Parties under this Agreement are subject to the fulfillment, prior to or at the Closing, of each of the following conditions:

9.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties made by the Buyer in this Agreement shall be true when made and at and as of the time of the Closing as though such representations and warranties were made at and as of such date.

9.2 PERFORMANCE. Buyer shall have performed and complied with all agreements, obligations and conditions required by this Agreement and the exhibits hereto to be so complied with or performed including payment of the Purchase Price according to Article 2 herein.

9.3 OFFICER'S CERTIFICATE. Buyer shall have delivered to Selling Parties a Certificate of the

President of Buyer in the form as Exhibit B hereto, in his representative capacity and not individually, dated the Closing Date, certifying as to the fulfillment of and/or the conditions specified in Sections 9.1 and 9.2.

9.4 LITIGATION. On the date of the Closing, there shall be no lawsuits pending against the Buyer seeking to enjoin, prohibit, restrain or otherwise prevent the transactions contemplated hereby.

ARTICLE 10. INDEMNIFICATION

10.1 INDEMNIFICATION BY SELLING PARTIES. Selling Parties, jointly and severally, hereby agree to defend, indemnify and hold harmless Buyer, its subsidiaries, each fiduciary of Buyer's employee benefit plans and each of Buyer's shareholders, affiliates, officers, directors, employees, agents, successors and assigns ("Buyer's Indemnified Persons") and shall reimburse Buyer's Indemnified Persons for, from and against each claim, fine, judgment, oversight cost, assessment, loss, liability, cost and expense (including without limitation, interest, penalties, costs of preparation and investigation, and the reasonable fees, disbursements and expenses of attorneys, accountants and other professional advisors but excluding consequential damages, including without limitation, lost profits) (collectively, "Losses"), directly or indirectly relating to, resulting from or arising out of:

     (a) Any untrue representation, misrepresentation, breach of warranty or non-fulfillment of any covenant, agreement or other obligation by or of any Selling Party contained herein, any Schedule hereto or in any certificate, document or instrument delivered to Buyer pursuant hereto.

     (b) Any Tax liability of Seller relating to the Assets not previously paid, which is successfully asserted or assessed against it for any event or period prior to the Closing Date (regardless of whether the possibility of the assertion or assessment of any such Tax liability shall have been disclosed to Buyer at or prior to the Closing).

     (c) Any obligation or liability of Seller, and any and all loss, liability or damage suffered or incurred by Buyer by reason of the failure by Seller to comply with Bulk Sales Laws.

     (d) Any other Losses incidental to any of the foregoing.

10.2 EXPIRATION AND LIMITATION. Notwithstanding the foregoing:

     (a) The indemnification obligations under this Article 10, or under any certificate or writing furnished in connection herewith, shall terminate as follows:

         (i) with respect to claims relating to, resulting from or arising out of Sections 10.1(b) and (c) or the representations and warranties set forth in Section 4.1 , Section 4.7, Section 4.10, Section 4.22, Section 5.2 or
     Section 5.10 (A) the date that is six (6) months after the expiration of the longest applicable federal or state statute of limitation (including extensions thereof), or (B) if there is no applicable statute of limitation, five (5) years after the Closing Date for any other claim covered by clause (i) of this Section 10.2(a); or

         (ii) with respect to all claims other than those referred to in clause
     (i) of this Section 10.2(a), on the date that is 12 months following the Closing Date.

     (b) The aggregate amount of the Selling Parties' liability under this
Article 10 shall not
exceed $230,000. There shall be no liability for indemnification under Section
10.1 unless the aggregate amount of Losses exceeds $10,000, provided, however, that at such time as the aggregate amount of Losses exceeds $10,000, the Selling Parties shall be liable for the full amount of the Losses. The Selling Parties have the right, but not the obligation, to pay its obligations hereunder by transferring to the Buyer that number of shares of Common Stock, which for this purpose only shall have the same value as on the date of issuance.

     (c) The Selling Parties' obligations to indemnify hereunder shall not extend to Losses attributable to Buyer's negligence or willful misconduct.

10.3 INDEMNIFICATION BY BUYER. Buyer hereby agrees to defend, indemnify and hold harmless the Selling Parties, their respective subsidiaries, each fiduciary of the Selling Parties' employee benefit plans and each of the Selling Parties' members, affiliates, officers, directors, employees, agents, successors and assigns ("Selling Parties' Indemnified Persons") and shall reimburse the Selling Parties' Indemnified Persons for, from and against each claim, fine, judgment, oversight cost, assessment, loss, liability, cost and expense (including without limitation, interest, penalties, costs of preparation and investigation, and the reasonable fees, disbursements and expenses of attorneys, accountants and other professional advisors but excluding consequential damages, including without limitation, lost profits) (collectively, "Losses"), directly or indirectly relating to, resulting from or arising out of:

     (a) Any untrue representation, misrepresentation, breach of warranty or non-fulfillment of any covenant, agreement or other obligation by or of Buyer contained herein or in any certificate, document or instrument delivered to Selling Parties pursuant hereto.

     (b) Any Losses with respect to the operations of Seller following Closing, other than (i) those Losses which are determined by a court to arise out of any breach by Seller of any covenant, representation or warranty contained in this Agreement, or (ii) those Losses that are determined by a court to be subject to indemnification by Seller under Section 10.1 herein.

     (c) Any other Losses incidental to the foregoing.

The aggregate amount of the Buyer's liability under this Article 10 shall not exceed $230,000. In addition, there shall be no liability for indemnification under this Section 10.3 unless, the aggregate amount of Losses exceeds $10,000, provided, however, that at such time as the aggregate amount of Losses exceeds $10,000, the Buyers shall be liable for the full amount of the Losses.

10.4 PROCEDURE. The indemnified party shall promptly notify the indemnifying party of any claim, demand, action or proceeding for which indemnification will be sought under Sections 10.1 or 10.3, and, if such claim, demand, action or proceeding is a third party claim, demand, action or proceeding, the indemnifying party will have the right at its expense to assume the defense thereof using counsel reasonably acceptable to the indemnified party. The indemnified party shall have the right to participate, at its own expense, with respect to any such third party claim, demand, action or proceeding. In connection with any such third party claim, demand, action or proceeding, Buyer and the Selling Parties shall cooperate with each other and provide each other with access to relevant books and records in their possession. No such third party claim, demand, action or proceeding shall be settled without the prior written consent of the indemnified party. If a firm written offer is made to settle any such third party claim, demand, action or proceeding, which offer does not involve any injunctive or non-monetary relief against the indemnified party, and the indemnifying party proposes to accept such settlement and the indemnified party refuses to consent to such settlement, then: (i) the indemnifying party shall be excused from, and the indemnified party shall be solely responsible for, all further defense of such third party claim, demand, action or proceeding; and (ii) the maximum liability of the indemnifying party relating to such third party claim, demand, action or proceeding shall be the amount of the proposed settlement if the amount thereafter recovered from the indemnified party on such third party claim, demand, action or proceeding is greater than the amount of the proposed settlement.

ARTICLE 11. SURVIVAL OF REPRESENTATIONS

11.1 SURVIVAL OF REPRESENTATIONS. All representations, warranties, covenants and agreements by the parties contained in this Agreement shall survive the Closing and any investigation at any time made by or on behalf of any party hereto for a period to one (1) year from the Closing Date; provided, however, that the representations of Seller contained in Sections 4.1, 4.7, 4.10, 4.22, 5.2 and
5.10 shall survive for the duration of the applicable statute of limitations period.

11.2 REMEDIES CUMULATIVE. The remedies provided herein shall be cumulative and shall not preclude the assertion by any party hereto of any other rights or the seeking of any other remedies against the other party hereto.

ARTICLE 12. TERMINATION OF AGREEMENT

This Agreement may be terminated at any time prior to the Closing:

     (a) By mutual agreement of Selling Parties and Buyer.

     (b) By either Buyer or Selling Parties if any of the other makes an assignment for the benefit of creditors, files a voluntary petition in bankruptcy or seeks or consents to any reorganization or similar relief under any present or future bankruptcy act or similar law, or is adjudicated a bankrupt or insolvent, or if a third party commences any bankruptcy, insolvency, reorganization or similar proceeding involving the other.

ARTICLE 13. MISCELLANEOUS

13.1 EXPENSES. All fees and expenses incurred by Seller, including without limitation, legal fees and expenses in connection with this Agreement will be borne by Seller or the Members as they may determine and all fees and expenses incurred by Buyer, including without limitation, legal fees and expenses, in connection with this Agreement will be borne by Buyer.

13.2 ASSIGNABILITY; PARTIES IN INTEREST.

     (a) Buyer may assign any or all of its rights hereunder to any affiliate or any direct or indirect subsidiary of Buyer, and Buyer shall advise Selling Parties of any such assignment and shall designate such party as the assignee and transferee of the Assets purchased. Any such assignee shall assume all of Buyer's duties, obligations and undertakings hereunder, but the Buyer shall remain liable hereunder.

     (b) Seller may not assign, transfer or otherwise dispose of any of its rights hereunder without the prior written consent of Buyer.

     (c) All the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the respective heirs, successors, assigns and legal or personal representatives of the parties hereto, provided that the rights and obligations under all licenses of trademarks hereunder shall under no circumstances be assignable.

13.3 ALLOCATION OF PURCHASE PRICE. The Purchase Price for the Assets shall be allocated as set forth on Schedule 13.3. The parties agree to follow the allocation for federal and state income tax purposes.

13.4 KNOWLEDGE. An individual will be deemed to have "knowledge" of a particular fact or other matter if: (i) such individual is actually aware of such fact or other matter; or (ii) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter. A person (other than an individual) will be deemed to have "knowledge" of a particular fact or other matter if any individual who is serving, or who has within the last eight months served, as a director, officer or trustee of such person (or in any similar capacity) has, or at any time had knowledge of such fact or other matter.

13.5 ENTIRE AGREEMENT; AMENDMENTS. This Agreement, including the exhibits, Schedules, lists and other documents and writings referred to herein or delivered pursuant hereto, which form a part hereof, and the Confidentiality Agreement set forth as Exhibit J contain the entire understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to its subject matter, except for the Confidentiality Agreement. This Agreement may be amended only by a written instrument duly executed by all parties or their respective heirs, successors, assigns or legal personal representatives. Any condition to a party's obligations hereunder may be waived but only by a written instrument signed by the party entitled to the benefits thereof. The failure or delay of any party at any time or times to require performance of any provision or to exercise its rights with respect to any provision hereof, shall in no manner operate as a waiver of or affect such party's right at a later time to enforce the same.

13.6 HEADINGS. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretations of this Agreement.

13.7 REFERENCES. References to a section or subsection when used without further attribution shall refer to the particular section or subsection of this Agreement.

13.8 SEVERABILITY. The invalidity of any term or terms of this Agreement shall not affect any other term of this Agreement, which shall remain in full force and effect.

13.9 NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered or mailed (registered or certified mail, postage prepaid, return receipt requested) as follows:

         If to Selling Parties:

         Louis Bucelli and Maksim Repik
         1916 Old Cuthbert Road, Suite B-13
         Cherry Hill, NJ 08034

         If to Buyer:

         Robert H. Laird, Jr.
         Vice President and General Counsel
         HealthStream, Inc.
         209 10th Ave. South
         Suite 450
         Nashville, TN  37203

or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall only be effective upon receipt.

13.10 GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Tennessee, without regard to its conflict of laws rules.

13.11 COUNTERPARTS. This Agreement may be executed simultaneously in one or more counterparts, with the same effect as if the signatories executing the several counterparts had executed one counterpart, provided, however, that the several executed counterparts shall together have been signed by all parties to be bound hereby. This Agreement shall be binding upon each signatory hereto when one or more counterparts, as provided above, have been signed by Buyer, Seller and the Members. All such executed counterparts shall together constitute one and the same instrument.

13.12 TIME. Both parties recognize that time is of the essence and will use best efforts to execute the terms of this Agreement and all of the attached exhibits on the Closing Date.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of Buyer and by each of the Selling Parties on the date first above written.

                                            BUYER:

                                            HEALTHSTREAM, INC.
                                            209 10th Ave. South
                                            Suite 450
                                            Nashville, TN  37203



                                            By: /s/ Robert A. Frist, Jr.
                                               -----------------------------

                                            Title: Chief Executive Officer
                                                  --------------------------


                                            SELLER:

                                            KNOWLEDGEREVIEW, LLC
                                            1916 Old Cuthbert Road, Suite B-13
                                            Cherry Hill, NJ 08034



                                            By: /s/ Louis Bucelli
                                               -----------------------------

                                            Title: Member
                                                  --------------------------


                                            MEMBERS:



                                            Louis Bucelli

                                            /s/ Louis Bucelli
                                            --------------------------------

                                            Maksim Repik

                                            /s/ Maksim Repik
                                            --------------------------------

EXHIBITS:

EXHIBIT A    ESCROW AGREEMENT

EXHIBIT B    BUYER'S COMPLIANCE CERTIFICATE

EXHIBIT C    SELLING PARTIES' COMPLIANCE CERTIFICATE

EXHIBIT D    NON-COMPETITION AGREEMENTS

EXHIBIT E    SHAREHOLDERS' AGREEMENT

EXHIBIT F    VOTING AGREEMENT

EXHIBIT G    CO-SALE AGREEMENT

EXHIBIT H    CHARTER OF BUYER

EXHIBIT I    BY-LAWS OF BUYER

EXHIBIT J    LEASE FOR 1916 OLD CUTHBERT ROAD, SUITE B-13, CHERRY HILL, NJ 08034

EXHIBIT K    CONSULTING AGREEMENT